Exhibit 10.14

EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (this “Agreement”) is made by and between Casper Sleep Inc., a Delaware corporation (the “Company”) and                  (the “Executive”) dated as of [    ], 2020 (the “Effective Date”).  For purposes of this Agreement, “Company” shall mean the Company and its subsidiaries.

WHEREAS, the Executive is currently an employee of the Company;

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel, including the Executive; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the interests of the Company can be best satisfied by agreeing to make certain payments to the Executive if the Executive’s employment terminates in certain circumstances either before or following a Change in Control as set forth in and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                           “Cause” shall mean the occurrence of any one or more of the following events: (i) the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) the Executive’s commission of or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Executive’s material violation of any contract or agreement between the Company and the Executive or of any statutory duty owed to the Company; (iv) the Executive’s material failure to comply with the written polices or rules of the Company; (v) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vi) the Executive’s material failure or neglect to perform assigned duties after receiving written notification of the failure; (vii) the Executive’s willful disregard of any material lawful written instruction from the Company; or (viii) the Executive’s willful misconduct or insubordination with respect to the Company or any affiliate of the Company; provided that, in the case of (iii), (iv), (v), (vi), (vii) and (viii) above, if such action or conduct is curable, (A) the Company has provided the Executive written notice within thirty (30) days following the occurrence (or Company’s first knowledge of the occurrence) of any such event; (B) the Executive fails to cure such event within thirty (30) days thereafter; and (C) the Company terminates the Executive’s employment for Cause within thirty (30) days following the end of such cure period.

(b)                                           “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one “person”, or more than one person acting as a “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (“Person”), directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the securities of the Company that, together with the stock held by such Person, constitutes more than 50% of the total combined voting power of the securities of the Company outstanding immediately after such acquisition, provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any of its subsidiaries; (B) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries; or (C) in respect of an Equity Award held by a particular Executive, any acquisition by the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive); or

(ii)                                  Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any consecutive twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board still in office prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)                               Change in Ownership of All or a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of the assets from the Company in a transaction requiring shareholder approval.

(iv)                              Merger or Reorganization. A consummation of a merger, consolidation or reorganization with or into the Company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, if a Change in Control constitutes a payment or benefit event with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event described in subsections (i), (ii) or (iii) with respect to such payment or benefit will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(c)                                            “Change in Control Protection Period” shall mean the period beginning on the date of the consummation of the Change in Control and ending on the first anniversary of such Change in Control.

(d)                                           “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(e)                                            “Equity Awards” shall mean all stock options, restricted stock units and such other equity-based awards granted pursuant to the Company’s equity award plans or agreements.

(f)                                             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)                                            “Good Reason” shall mean the occurrence of any of the following events or conditions without the Executive’s written consent: (i) a material diminution in the Executive’s authority, duties or responsibilities; provided that The Executive shall not have “Good Reason” by reason of any diminution in authority or responsibilities following a Change in Control that is attributable solely to any one or more of the following: (A) the Company is instead a subsidiary or other part of the acquiring corporation or surviving corporation of a Change in Control (“Acquiring Company”); (B) the Executive’s authority and responsibilities apply, after the Change in Control, only to the business and operations of the Company and do not extend to other parts of the business or operations of the Acquiring Company; (C) the number of employees reporting the Executive is materially reduced; or (D) immaterial portions of the Executive’s operational authority are, after the Change in Control, integrated with and managed by other parts of the business or operations of the Acquiring Company; (ii) a material diminution in the Executive’s annual base compensation opportunity (i.e., base salary and target bonus percentage); or (iii) relocation of the Executive’s principal workplace with the Company by greater than fifty (50) miles, provided that in the case of (i), (ii) and (iii) above, if such event or condition is curable, (A) the Executive has provided the Company written notice at least ninety (90) days following the initial occurrence of any such event or condition, (B) the Company fails to cure such event within thirty (30) days thereafter; and (C) the Executive terminates his or her employment for Good Reason within thirty (30) days following the end of such cure period.

(h)                                           “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

(i)                                               “Termination of Employment” shall mean and be interpreted in a manner consistent with the definition of “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

2.                                      Term of Agreement.  The term of this Agreement will commence as of the Effective Date and shall continue in effect until the earlier of (i) the third anniversary of the Effective Date; and (ii) the date on which all payments or benefits required to be made or provided hereunder have been made or provided in their entirety (the “Initial Term”).  Notwithstanding the foregoing, on the last day of the Initial Term and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term.  Notwithstanding the foregoing, upon the occurrence of a Change in Control during the term of this Agreement, this Agreement shall continue in effect for a period of two (2) years from the date of such Change in Control, unless sooner terminated as hereinafter provided.

3.                                      Company Obligations Upon a Termination of Employment.

(a)                                           In General.  Upon the Executive’s Termination of Employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s annual base salary through the date of the Termination of Employment (“Date of Termination”) not theretofore paid; (ii) any amounts owed to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination in accordance with the Company’s applicable expense reimbursement policy; and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements to which the Executive is entitled at the Date of Termination pursuant to the terms of such plans, programs or arrangements (collectively, the “Accrued Obligations”).  Except as otherwise set forth in this Agreement, the payments and benefits described in this Section 3(a) shall be the only payments and benefits payable in the event of the Executive’s Termination of Employment for any reason.

(b)                                           Severance Payment.

(i)                                     In the event the Executive’s Termination of Employment does not occur upon or within the Change in Control Protection Period and such Termination of Employment is (A) by the Company without Cause or (B) by the Executive’s resignation for Good Reason then, subject to Section 3(c), in addition to the payments and benefits described in Section 3(a) above:

(1)                                 The Company shall, during the period beginning on the Date of Termination and ending on the twelve (12)-month anniversary of the Date of Termination (the “Severance Period”), pay to the Executive an amount equal to twelve (12) months of the Executive’s annual base salary as in effect immediately prior to the Date of Termination (the “Non-CIC Severance Payment”), subject to Section 3(c);

(2)                                 During the Severance Period or, if earlier, the first day on which the Executive becomes eligible for coverage under any group health plan of another employer or otherwise (the “Continuation Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (i) continue to provide to the Executive and the Executive’s dependents or (ii) reimburse the Executive and the Executive’s dependents for, coverage under its group health plan, in each case at the same or reasonably equivalent levels in effect on the Date of Termination and subject to the Executive paying the same cost for such coverage that would have applied had the Executive’s employment not terminated, based on the Executive’s elections in effect on the Date of Termination (the Company’s monthly payment for Executive’s health coverage pursuant to this sentence, the “Company Subsidy”); provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (z) the Company cannot provide such benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, in lieu of such continued benefits or reimbursement, the Company shall instead pay to the Executive a cash amount equal to the Company Subsidy in substantially equal monthly installments over the remaining portion of the Continuation Period on the Company’s first regular payroll date of each calendar month.  For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 3(b)(i)(2).  The continued benefits, reimbursement or cash payments provided for in this Section 3(b)(i)(2) are referred to herein as the “Continued Benefits”);

(3)                                 If, and only if, the Executive’s Termination of Employment occurs on or after October 1 of any calendar year, pay to the Executive an amount equal to the annual bonus that the Executive would have been entitled to receive, if any, with respect to the calendar year in which the Date of Termination occurs had the Executive remained employed through the end of such calendar year, prorated based on the number of days the Executive worked during such calendar year and calculated based on actual achievement of the applicable performance targets relating to such annual bonus (and assuming any individual, personal performance targets are achieved at target, as applicable) (the “Pro Rata Bonus”); and

(4)                                 Subject to the provisions of Section 12, (I) the Non-CIC Severance Payment shall be paid in equal installments during the Severance Period at the same time and in the same manner as the Executive’s annual base salary would have been paid had the Executive remained in active employment during the Severance Period in accordance with the Company’s normal payroll practices in effect on the Date of Termination, and (II) if and as applicable, the Pro Rata Bonus shall be paid when the Executive would have otherwise been paid the annual bonus with respect to the year in which the Date of Termination occurs had the Executive’s employment not terminated (which, for the avoidance of doubt, shall be on or prior to March 15 of the calendar year following the year in which the Date of Termination occurs).

(ii)                                  In the event the Executive’s Termination of Employment occurs upon or within the Change in Control Protection Period and such Termination of Employment is (A) by the Company without Cause or (B) by the Executive’s resignation for Good Reason, then, subject to Section 3(c), in addition to the payments and benefits described in Section 3(a) above:

(1)                                 The Company shall pay to the Executive a cash lump sum payment within 60 days following such termination of employment an amount equal to the sum of (i) twelve (12) months of the Executive’s annual base salary as in effect immediately prior to the Date of Termination plus (ii) the Executive’s target annual bonus for the calendar year in which the Date of Termination occurs (the “CIC Severance Payment”), subject to Section 3(c);

(2)                                 During the Continuation Period, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall provide the Continued Benefits; and

(3)                                 Any outstanding Equity Awards shall automatically become fully vested and exercisable, as applicable, as of the Date of Termination; provided that any Equity Award which is subject to performance-based vesting shall vest based on the greater of: (a) the number of shares that would have vested (if any) if the performance period ended on the date of the Change in Control (based on the actual performance level achieved through such date), or (b) the target award amount; provided that payment or settlement of such Equity Awards may be delayed as provided in the grant documents to the extent required by Section 409A.

(c)                                  Notwithstanding anything herein to the contrary, the Executive’s receipt of any payments or benefits pursuant to Section 3(b)(i) or Section 3(b)(ii), as applicable (collectively, the “Severance Benefits”), shall be conditioned on the Executive’s timely execution and non-revocation a general waiver and release of claims agreement in the form substantially attached hereto as Exhibit A (a “Release”) subject to the terms set forth in Section 12(c).

(d)                                 The provisions of this Section 3 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(e)                                  If the Executive is terminated for Cause during the term of this Agreement whether before or after any Change in Control, the Executive shall have no rights or benefits hereunder other than the payments described in Section 3(a) above.

4.                                      Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise; provided, however, that any loans, advances or other amounts owed by the Executive to the Company may be offset by the Company and its affiliates against amounts payable to the Executive under Section 3.

5.                                      Restrictive Covenants.  The Executive and the Company have executed the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference (the “Restrictive Covenant Agreement”). Nothing in this Agreement or in the Restrictive Covenant Agreement shall be deemed to restrict the Executive’s right to communicate directly with, cooperate with, provide information to, or report possible violations of federal law or regulation to, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission or the U.S. Department of Justice.

6.                                      Section 280G.  If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives pursuant to the Executive’s Termination of Employment (“Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 6, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount (with cash payments being reduced by stock option or other equity-based compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 6, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

7.                                      Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8.                                      Successors; Binding Agreement.  The rights of the Company under this Agreement may, without the consent of the Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement. As used in this Agreement, the “Company”

shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The Executive shall not be entitled to assign any of the Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

9.                                      Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

10.                               Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.                               Claw-back Policy.  Notwithstanding any other provision of this Agreement, the Company shall be entitled to cease payment or provision of all benefits under this Agreement to the Executive and the Executive shall reimburse the Company for the full amount of any benefits he or she received under this Agreement in the event the Executive subsequently discloses any of the trade secrets of the Company and its subsidiaries or materially violates any written covenants between the Executive and the Company or any of its subsidiaries or the Company’s confidentiality policy (or a confidentiality agreement with the Company or any of its subsidiaries), including, without limitation, any provision of the Restrictive Covenant Agreement, or otherwise engages in conduct that may adversely affect the Company or any of its subsidiaries’ reputation or business relations.  In addition to the foregoing, Executive shall also forfeit any right to benefits under this Agreement which have not yet been paid. The Executive acknowledges that the Executive’s incentive compensation payments under this Agreement are and shall be subject to and, when and to the extent applicable, governed by the Company’s compensation claw-back policy, as adopted by the Board and in effect as of or prior to the Executive’s Date of Termination, and that the Company may offset any payments hereunder against amounts owing or recoupable under the claw-back policy, as determined by the Board.

12.                               Section 409A.

(a)                                           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company; and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)                                           Separation from Service under Section 409A; Section 409A Compliance. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive’s Termination of Employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;  (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 12(b) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(c)                                            Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within seven (7) days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such seven (7) day period shall constitute a waiver of any requirement to execute a Release, and (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release.  For purposes of this Section 12(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 12(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or following the sixtieth (60th) day following the Date of Termination.

13.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

15.                               Validity.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.                               Counterparts.  This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.                               Arbitration.  The Executive hereby acknowledges and agrees that any dispute, claim or controversy arising from this Agreement or any benefit provided hereunder shall be governed by the terms of the arbitration provisions set forth in the Restrictive Covenant Agreement.

18.                               At-Will Employment Relationship. The Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either the Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by the Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

19.                               Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes any prior agreements between the Company and the Executive regarding the subject matter hereof.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CASPER SLEEP INC.

By:

Name:
Title:

THE EXECUTIVE

[NAME]